EX-28.h.1
JOINT FUND ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
     This Joint Fund Administration and Transfer Agency Agreement (the “Agreement”) made as of May 1, 2010 by and among Nationwide Variable Insurance Trust (“NVIT”), a Delaware statutory trust, Nationwide Mutual Funds (“NMF”), also a Delaware statutory trust, and Nationwide Fund Management LLC (“NFM”), a Delaware limited liability company.
     WHEREAS, each of NVIT and NMF (each, a “Trust” and collectively, the “Trusts”) operates as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
     WHEREAS, each Trust desires to retain NFM as “Administrator” to provide the Administration Services and as “Transfer Agent” to provide Transfer Agency Services as described below with respect to all series of the Trusts (the “Funds”), and NFM is willing to render such services;
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:
1.	Appointment of Administrator and Transfer Agent and Services and Duties. Each Trust hereby appoints NFM as administrator of the Trust and the Funds (the “Administrator”) on the terms and conditions set forth in this Agreement; and the Administrator hereby accepts such appointment and agrees to perform the services and duties set forth in Schedule A of this Agreement in consideration of the compensation provided for in Section 4 hereof. The services listed on Schedule A, along with any additional services that the Administrator shall agree in writing to perform for the Trusts hereunder, shall be referred to in this Agreement as “Administration Services.” Administration Services shall not include any duties, functions or services to be performed for the Trusts by the Trusts’ investment adviser, subadvisers or custodian pursuant to their agreements with the Trusts or by NFM as the transfer agent pursuant to this Agreement.

Each Trust hereby appoints NFM as the transfer agent of the Trust and the Funds (the “Transfer Agent”) on the terms and conditions set forth in this Agreement, and the Transfer Agent hereby accepts such appointment and agrees to perform the services and duties set forth in Schedule B of this Agreement in consideration of the compensation provided for in Section 4 hereof. The services listed on Schedule B, along with any additional services that the Transfer Agent shall agree in writing to perform for the Trust hereunder, shall be referred to in this Agreement as “Transfer Agency Services.” Transfer Agency Services shall not include any duties, functions or services to be performed for the Trusts by the Trusts’ investment adviser, subadvisers or custodian pursuant to their agreements with the Trusts or by NFM as the Administrator pursuant to this Agreement.

Together the Administration Services and the Transfer Agency Services shall be referred to as the “Services” in this Agreement.

When performing the Services to the Trusts and the Funds, the Administrator and the Transfer Agent will comply with the provisions of each Trust’s Declaration of Trust, Bylaws, Code of Ethics and Registration Statements, will safeguard and promote the welfare of the Trusts and the Funds, and will comply with the policies that the Trustees may from time to time reasonably determine, provided that such policies are not in conflict with this Agreement, the Trusts’ respective governing documents, or any applicable statutes or regulations.

2.	Subcontracting. The Administrator and Transfer Agent may, at its own expense, subcontract with any entity or person concerning the provision of the Services; provided, however that the Administrator or Transfer Agent shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator and Transfer Agent shall be responsible, to the extent provided in sections 7 and 8, respectively, for all acts of such subcontractor as if such acts were its own including any payment for services provided by subcontractor. Notwithstanding the foregoing, the Trusts agree to pay to the Administrator and Transfer Agent the fees payable by Administrator and Transfer Agent to the Sub-Administrator/Sub-Transfer Agent as defined and described in Schedule C hereto.

Notwithstanding the foregoing, to the extent the Administrator desires to subcontract to any entity or person all or a portion of the Services referenced in paragraph “q” of Schedule A, the fees, expenses and costs of such subcontractor shall be allocated between (a) the Administrator or Transfer Agent and (b) the Trusts, in accordance with the provisions of paragraph “q” of Schedule A, provided the engagement and retention of the subcontractor and the terms thereof with respect to such subcontractor’s services to the Trusts are approved in advance of such engagement and retention by the Board of Trustees of the Trusts or a Committee of the Board of Trustees of the Trusts with delegated authority to approve such engagement and retention.

Further, to the extent the Administrator desires to subcontract to any entity or person the Services referenced in paragraph “r” of Schedule A, all fees, expenses and costs of such subcontractor shall be borne by the Trusts, in accordance with the provisions of paragraph “r” of Schedule A, provided the engagement and retention of the subcontractor and the terms thereof with respect to such subcontractor’s services to the Trusts are approved in advance of such engagement and retention by the Board of Trustees of the Trusts or a Committee of the Board of Trustees of the Trusts pursuant to delegated authority to approve such engagement and retention.

3.	Expenses. The Administrator and Transfer Agent shall be responsible for expenses incurred in providing the Services to the Trusts, including the compensation of the Administrator’s and Transfer Agent’s employees who serve as officers of the Trusts, except to the extent such expenses are not otherwise required to be reimbursed or paid by a Trust or the investment adviser in this section 3 or Schedule A. Each Trust (or the Trust’s investment adviser pursuant to its investment advisory agreements) shall be responsible for all other expenses of the Trust, including without limitation: (i) investment advisory and subadvisory fees; (ii) interest and taxes; (iii) brokerage commissions, short sale dividend expenses and other costs in connection with the purchase or sale of securities and other investment instruments; (iv) fees and expenses of the Trust’s trustees, other than those who are “interested persons” of the Administrator or investment adviser of the Trust; (v) legal and audit expenses; (vi) custodian fees and expenses; (vii) fees and expenses related to the registration and qualification of the Trust and the Trust’s shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material to beneficial shareholders of the Trust; (ix) all other expenses incidental to holding meetings of the Trust’s shareholders, including proxy solicitations therefore; (x) insurance premiums for fidelity and other coverage; (xi) association membership dues; (xii) the allocable portion of the fees, expenses and costs attributable to the development, implementation, preparation, administration, monitoring, reviewing and testing of the Trust’s compliance program under rule 38a-1 of the Investment Company Act, as more fully described in paragraph “q” of Schedule A; (xiii) all fees, expenses and costs attributable to the monitoring, processing and filing of proofs of claims on behalf of the Trust, as more fully described in paragraph “r” of Schedule A including the annual fee paid to any third party subcontractor; and (xiv) such nonrecurring or non routine expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify the Trust’s trustees and officers with respect thereto.

4.	Compensation. For the Services provided in respect of each Fund, each Trust hereby agrees to pay and the Administrator and Transfer Agent hereby agrees to accept as full compensation for the Services rendered hereunder the fee described on Schedule C. Such fees will be paid monthly as soon as practicable after the last day of each month.

In case of termination of this Agreement during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the combined average net assets for the business days it is so in effect for that month.

5.	Anti-Money Laundering Program (“AML Program”). The Trusts and the Transfer Agent have each adopted and implemented anti-money laundering policies, procedures and controls that comply and will continue to comply in all respects with the requirements of anti-money laundering laws and regulations applicable to investment companies. Each Trust and the Transfer Agent will at all times during its relationship with the other party strictly adhere to its respective anti-money laundering policies, procedures and controls.
a.	Anti-Money Laundering Policies. Each Trust and the Transfer Agent hereby represents and warrants that it has anti-money laundering policies, and procedures that are in compliance with federal, state and local laws and regulations applicable to investment companies, as may be amended from time to time. Each Trust and the Transfer Agent hereby represents and warrants that it: 1) has a designated compliance officer responsible for administering and enforcing its anti-money laundering program; 2) will provide on-going training to its employees in its anti- money laundering policies and procedures and applicable anti-money laundering laws; 3) will periodically audit its anti-money laundering program and 4) will consent to fully cooperate with any federal examiner for the purposes of obtaining records and information related to the AML Program for the Trust.

b.	Account Opening Procedures. To the extent the Transfer Agent receives and processes account applications for a Trust, the Transfer Agent shall ensure each customer (as defined under 31 CFR § 103.131(a)(2) (“Customer”) who is seeking to open an “account” (as defined under 31 CFR § 103.131(a)(1) (“Account”) provides the required data elements listed under 31 CFR § 103.131(b)(2)(i) (“Identification Data”), prior to opening an Account for a Customer. In addition, the Transfer Agent shall ensure that each Customer receives the notice required under 31 CFR § 103.131(b)(5) prior to opening the Customer’s Account.

c.	Due Diligence. To the extent that the Transfer Agent receives and processes account applications, the Transfer Agent, using documentary and non-documentary methods to verify some or all of the Identification Data, shall, to the extent reasonable and practicable, verify the identities of, and conduct due diligence (and, where appropriate, enhanced due diligence) with regard to, all Customers seeking to open an Account and, where applicable based on a reasonable risk-based assessment, the principal beneficial owners on whose behalf a Customer is seeking to open an Account, in accordance with the Transfer Agent’s anti-money laundering policies, procedures and controls, and this Agreement. Such methods must allow the Transfer Agent to form a reasonable belief that it knows the true identity of the Customer within a reasonable time frame after opening the Account for the Customer. In the event that the Transfer Agent cannot, within a reasonable period after opening an Account for a Customer, verify the identity of the Customer or cannot form a reasonable belief that it knows the true identity of the Customer, the Transfer Agent will promptly notify the particular Trust and the Anti-Money Laundering Compliance Officer of such Trust.

d.	Anti-Money Laundering Records. To the extent that the Transfer Agent receives and processes account applications, the Transfer Agent will hold all identifying information of each Customer seeking to open an Account and, where applicable based on a reasonable risk-based assessment, the beneficial owners on whose behalf a Customer is seeking to open an Account, in accordance with the Transfer Agent’s anti-money laundering policies, procedures and controls, and this Agreement, and maintain such information for at least five years following an investor’s final redemption from a Fund. In addition, the Transfer Agent will create and maintain: (i) a description of any document relied on to verify the Identification Data; (ii) a description of the methods used and the results of such verification; and (iii) a description of the resolution of any substantive discrepancy discovered when verifying the identity of any such customer. The Transfer Agent will maintain the information listed in (i)-(iii) for a period of five years after such record was made. The Transfer Agent shall promptly make such information required under this subsection (d) available to the particular Trust or federal regulatory or law enforcement agencies upon proper request without violating any privacy laws as described in Section 6.

e.	Prohibited Customers. The Transfer Agent will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in any Fund, either directly or indirectly, from the following types of prohibited investors (collectively, “Prohibited Investors”):
1)	A person or entity whose name appears on:
(i)	the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”) and any other prohibited lists determined by such office;

(ii)	such other lists of prohibited persons and entities as may be mandated by applicable U.S. law or regulation; or

(iii)	such other lists of prohibited persons and entities as may be provided to the Transfer Agent by a Trust;
2)	A foreign shell bank (i.e., a bank with no physical presence in any country) (“Foreign Shell Bank”);

3)	An offshore bank (i.e., a non-U.S. bank that is permitted to conduct banking activities pursuant to a license issued by a foreign jurisdiction that as a condition of the license, prohibits the licensed entity from conducting banking activity with the citizens or in the currency of the jurisdiction that issued the license) (“Offshore Bank”)

4)	A person or entity resident in, or whose subscription funds originate from, a country or territory that appears on a list maintained by the Financial Action Task Force on Money Laundering (“Non-Cooperative Jurisdiction”); or

5)	A person or entity who gives the Transfer Agent reason to believe that its subscription funds originate from, or are routed through, an account maintained at a Foreign Shell Bank, an offshore bank, or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.
f.	Notification. The Transfer Agent will immediately notify a Trust and the Anti- Money Laundering Compliance Officer of such Trust if it knows, or has reason to suspect, that a prospective or existing investor, or the principal beneficial owners on whose behalf a prospective or existing investor has made or is attempting to make, an investment, is a Prohibited Investor.

g.	Suspicious Activity. In consultation with the Anti-Money Laundering Compliance Officer of each Trust, and to the extent that investor purchase and redemption orders are processed by the Transfer Agent, the Transfer Agent shall develop and implement measures to monitor investor activity in the Trusts and will immediately notify the applicable Trust and its Anti-Money Laundering

Compliance Officer if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious.

h.	Survivability. The provisions of this Anti-Money Laundering Section (Section 5) shall survive the termination of the Agreement.
6.	Privacy. Nonpublic personal financial information relating to shareholders or prospective investors in the Funds provided by, or at the direction of a Trust to the Administrator or Transfer Agent, or collected or retained by the Administrator or Transfer Agent in the course of performing the Services, shall be considered confidential information. The Administrator or the Transfer Agent shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of the Administrator and Transfer Agent or other Trust service providers that have a legitimate need for such information except at the direction of the Trust or as required or permitted by law (including applicable Anti-Money Laundering laws). The Administrator and Transfer Agent represent, warrant and covenant for the duration of the term of this Agreement that it shall protect and maintain the confidentiality, security and integrity of personal information in the manner provided for under, and otherwise comply with: (i) applicable laws, regulations, rules and industry standards related to the handling of such information, including without limitation Massachusetts regulation 201 CMR 17.00; and (ii) reasonable policies, procedures and other requirements provided to Administrator and Transfer Agent by the Trusts in writing from time to time (“Privacy Requirements”). To the extent that Administrator’s and Transfer Agent’s affiliates or other permitted agents or subcontractors have access to personal information, Administrator and Transfer Agent shall require that such entities comply with all terms and conditions of this Agreement related to personal information. At all times, Administrator and Transfer Agent shall remain responsible and liable for such entities’ compliance with the Privacy Requirements. Each Trust represents to the Administrator and the Transfer Agent that such Trust has adopted a statement of its privacy policies and practices as required by the Securities and Exchange Commission’s Regulation S-P and such Trust agrees to provide the Administrator and Transfer Agent with a copy of that statement annually.

7.	Responsibility of Administrator.
a.	The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Administrator, who may be or become an officer or trustee of a Trust, shall be deemed, when rendering services to such Trust or acting on any business of the Trust (other than services or business in connection with the duties of the Administrator hereunder) in accordance with his responsibilities to the Trust as such officer or trustee, to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of the Administrator even through paid by the Administrator.

b.	The Administrator shall be kept indemnified by each Trust (severally, but not jointly) and be without liability for any action taken or thing done by it in performing the Administration Services in accordance with the above standards; provided, however, that the Trust will not indemnify the Administrator for the portion of any loss or claim caused, directly or indirectly, by the negligence, willful misfeasance or bad faith of the Administrator or by the Administrator’s reckless disregard of its duties and obligations hereunder. In order that the indemnification provisions contained in this Section 7 shall apply, however, it is understood that if in any case a Trust may be asked to indemnify or save the Administrator harmless, such Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against such Trust. A Trust shall have the option to defend the Administrator against any claim which may be the subject of this indemnification. In the event that a Trust so elects, it will so notify the Administrator and thereupon the Trust shall take over complete defense of the claim, and the Administrator shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The Administrator shall in no case confess any claim or make any compromise or settlement in any case in which a Trust will be asked to indemnify the Administrator except with the Trust’s written consent.

c.	Notwithstanding the foregoing provisions in this Section 7, the Trusts and the Administrator agree: (1) that the liability of the Administrator to each such Trust with respect to the Services described in paragraph “r” of Schedule A shall be limited, and shall never exceed, a maximum of the then-current annual fee paid to such third party subcontractor retained by Administrator upon approval of the Board of the Trust in connection with such subcontractor’s performance of the Services described in paragraph “r” of Schedule A, whether or not language governing the limitations of the liability of the third party subcontractor to the Administrator is contained in any agreement between Administrator and the third party subcontractor providing such services; and (2) the Administrator shall pay over to a Trust amounts it receives in damages from such third party service provider up to the amount of the contractual fee such Trust bears under the Administrator’s agreement with such third party service provider; provided that, the Administrator and the Trust agree that any amounts in damages the Administrator receives from such third party service provider in excess of the amount of the contractual fee may be retained by the Administrator and not paid over to the Trust.

8.	Responsibility of Transfer Agent.
a.	The Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Transfer Agent, who may be or become an officer or trustee of a Trust, shall be deemed, when rendering services to such Trust or acting on any business of the Trust (other than services or business in connection with the duties of the Transfer Agent hereunder) in accordance with his responsibilities to the Trust as such officer or trustee, to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of the Transfer Agent even through paid by the Transfer Agent.

b.	The Transfer Agent shall be kept indemnified by each Trust (severally, but not jointly) and be without liability for any action taken or thing done by it in performing the Transfer Agency Services in accordance with the above standards; provided, however, that the Trust will not indemnify the Transfer Agent for the portion of any loss or claim caused, directly or indirectly, by the negligence, willful misfeasance or bad faith of the Transfer Agent or by the Transfer Agent’s reckless disregard of its duties and obligations hereunder. In order that the indemnification provisions contained in this Section 8 shall apply, however, it is understood that if in any case a Trust may be asked to indemnify or save the Transfer Agent harmless, such Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Transfer Agent will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against such Trust. A Trust shall have the option to defend the Transfer Agent against any claim which may be the subject of this indemnification. In the event that a Trust so elects, it will so notify the Transfer Agent and thereupon the Trust shall take over complete defense of the claim, and the Transfer Agent shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The Transfer Agent shall in no case confess any claim or make any compromise or settlement in any case in which a Trust will be asked to indemnify the Transfer Agent except with the Trust’s written consent.
9.	Duration and Termination.
a.	This Agreement shall become effective as of the date first written above. The Agreement may be terminated at any time, without payment of any penalty, by either party upon 90 days’ advance written notice to the other party. The Agreement may also be terminated immediately upon written notice to the other party in the event of a material breach of any provision of this Agreement by such other party.

b.	Upon the termination of this Agreement, each Trust shall pay to the Administrator and Transfer Agent such compensation as may be payable prior to the effective date of such termination. In the event that a Trust designates a successor to any of the Administrator’s or Transfer Agent’s obligations hereunder, the Administrator and/or Transfer Agent shall, at the direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Administrator or the Transfer Agent under the foregoing provisions.
10.	Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

11.	Non-Exclusivity. The Services provided by the Administrator and the Transfer Agent under the Agreement are not deemed to be exclusive. Both the Administrator and the Transfer Agent are free to render such services to others and to engage in any other business or activity.

12.	Notices. Notices of any kind to be given to a Trust hereunder by the Administrator or the Transfer Agent shall be in writing and shall be duly given if delivered to the Trust at the following address:
Nationwide Variable Investment Trust
1000 Continental Drive, Suite 400
King of Prussia, PA 19406
Attn: Legal Department
Nationwide Mutual Funds
1000 Continental Drive, Suite 400
King of Prussia, PA 19406
Attn: Legal Department
Notices of any kind to be given to the Administrator or the Transfer Agent hereunder by a Trust shall be in writing and shall be duly given if delivered to the Administrator or the Transfer Agent at:
Nationwide Fund Management LLC
1000 Continental Drive, Suite 400
King of Prussia, PA 19406
Attn: Legal Department
13.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 7 and 8, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict, the Investment Company Act shall control.
         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By: Name:	/s/Michael S. Spangler Michael S. Spangler
Title:	President & CEO

NATIONWIDE MUTUAL FUNDS

By: Name:	/s/Michael S. Spangler Michael S. Spangler
Title:	President & CEO

NATIONWIDE FUND MANAGEMENT LLC

By: Name:	/s/Michael S. Spangler Michael S. Spangler
Title:	President

SCHEDULE A
Joint Fund Administration and Transfer Agency Agreement
Administration Services
As Administrator, and subject to the supervision and control of the Trusts’ Board of Trustees, the Administrator will provide facilities, equipment, and personnel to carry out the following administrative and fund accounting services for operation of the business and affairs of each Trust and each of the Funds covered by this Agreement:
a.	Compile and maintain records of the Trust’s governing documents, including the Declaration of Trust, the Bylaws, minutes of meetings of Trustees and shareholders;

b.	Conduct shareholder meetings and assist in preparation, printing and distributing proxy statements for meetings of shareholders;

c.	Provide specific data for, and assist in preparation and filing on a timely basis with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust, relating to the Funds and the Funds’ shares, and all amendments thereto, the Trust’s reports pursuant to Investment Company Act Rule 24f-2, prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Trust to make continuous offering of the Funds’ shares and to conduct its affairs;

d.	Assist the independent auditors in their audits of the Funds.

e.	Compile and publicly disclose on Form N-PX information on the proxy voting of each of the Funds

f.	Administer contracts on behalf of the Funds with the Trust’s third party service providers (excluding subadvisory contracts);

g.	Supervise the Trust’s custodian;

h.	Advise the Trust and its Board of Trustees on fund accounting and administration matters concerning the Funds and their affairs, assist in compilation of board materials for regularly scheduled and special meetings of the Board of Trustees and make arrangements for such meetings;

i.	Prepare and have filed on a timely basis the Federal and State income and other tax returns for the Funds;

j.	Assist the Trust’s Chief Compliance Officer (“CCO”) in examining and reviewing the operations of the Funds, and the Trust’s custodian and the Trust’s transfer agent, in order to monitor and promote compliance with applicable state and federal law;

k.	Coordinate the printing of publicly disseminated prospectuses and reports;

l.	Provide the Trust with office space and personnel provided that, the Trust’s investment adviser will pay the costs and expenses of officers of the Trust and Trustees who are “interested persons” of such investment adviser and the investment adviser will also compensate and pay the costs and expenses of the personnel who perform advisory or subadvisory oversight services for the Trust;

m.	Identify individuals reasonably acceptable to the Trust’s Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trust’s Board of Trustees provided that, such individuals will be governed by and compensated under the terms of the Trust’s contract with its investment adviser to the extent such individuals provide advisory or subadvisory oversight services to the Trust ;

n.	Monitor the Trust’s compliance with Section 817 and Sections 851 through 855 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Trust and each Fund to comply with the diversification requirements applicable to investments of variable contracts and for each to maintain its status as a “regulated investment company;”

o.	Obtain and keep in effect fidelity bonds and directors and officers/errors and omission insurance policies for the Trust and each of the Funds; and

p.	Provide the Trust and each Fund with fund accounting services, including but not limited to the following services:
1)	keeping and maintaining the following books and records of the Trust and each of the Funds pursuant to Rule 31a-1 under the Investment Company Act, including:
a)	journals containing an itemized daily record of all purchase and sales of securities, all receipts and disbursements of cash and all other debit and credits, as required by Rule 31a-1(b)(1);

b)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by Rule 31a-1(b)(2)(i);

c)	separate ledger accounts required by Rule 31a-1(b)(2)(ii) and (iii); and

d)	a monthly trial balance of all ledger accounts (except shareholder accounts) as required by Rule 31a-1(b)(8).
2)	performing the following accounting services on a regular basis for each Fund, as may be reasonably requested by the Trust:
a)	calculate the net asset value per share;

b)	calculate the dividend and capital gain distribution, if any;

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c)	calculate a Fund’s yield and total return (to the extent necessary or desirable);

d)	reconcile cash movements with the Trust’s custodian;

e)	affirm to the Trust’s custodian all portfolio trades and cash movements;

f)	verify and reconcile with the Trust’s custodian all daily trade activity;

g)	provide such accounting and administrative reports as may be required, or reasonably requested by the Trust;

h)	prepare the Trust’s financial statements, including oversight of expense accruals and payments;

i)	calculate the deviation between mark-to-market and amortized cost net asset valuations for any money market funds;

j)	obtain security prices from independent pricing services, or if such quotes are unavailable, assist the Trust’s investment adviser and Board of Trustees (if applicable) in determining such prices as provided for in the Trust’s valuation procedures;

k)	post summary shareholder activity received from the Transfer Agent and reconcile share balances, including receivables and payables with the Transfer Agent on a daily basis;

l)	develop the financial statements and other information for the reports to shareholders and regulatory authorities, including Form N-SAR and Form N-CSR;

m)	conduct periodic stress testing and identification of money market fund investors pursuant to the requirements of Rule 2a-7 of the Investment Company Act.
3)	Provide accounting reports in connection with the Trust’s annual audit, regulatory filings, compliance reporting, tax reporting, total return calculations and other audits and examinations by regulatory agencies.

4)	Develop the financial statements and other information for the reports to shareholders and regulatory authorities, including Form N-SAR, Form N-CSR and Form N-MFP.
q.	Assist the Trust’s CCO in implementing, administering , monitoring, reviewing and testing the Trust’s policies and procedures under rule 38a-1 of the Investment Company Act; provided that, notwithstanding the provisions of paragraph j above, the Trust shall reimburse the Administrator for the allocable portion of the fees, expenses and costs incurred by the Administrator (including the allocable portion of compensation paid to

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employees of Administrator who are not officers of the Trust and the allocable portion of any costs, fees or expenses of subcontractors in accordance with Section 2 of the Agreement) in performing the Services described in this paragraph q, in the proportion that the benefits of such services inure to the Trust and provided that such allocation of fees, costs and expenses related to the Trust is approved by the Board of Trustees of the Trust or by a Committee of the Board with delegated authority to approve such allocation.

r.	Monitor, process and file, on behalf of the Trust, proofs of claims that are timely received in good order by the Administrator or its proof of claims subcontractor; provided that, the Trust shall reimburse the Administrator for all fees, expenses and costs of subcontractor(s) including the annual fee paid to such subcontractor incurred by the Administrator in accordance with Section 2 of the Agreement in performance of the services described in this paragraph r, provided further that, such subcontractor, and its fees, costs and expenses, have been approved by the Board of Trustees, or by a Committee of the Board of Trustees pursuant to delegated authority in accordance with Section 2 of the Agreement.
The foregoing, along with any additional services that the Administrator shall agree in writing to perform for the Trusts hereunder, shall hereafter be referred to as “Administration Services.” In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator hereby agrees that all records that it maintains for the Trusts are the property of the Trusts and further agrees to surrender promptly to a Trust any of such records upon the Trust’s request. The Administrator further agrees to preserve for the periods prescribed by Investment Company Act Rule 31a-2 the records required to be maintained by Investment Company Act Rule 31a-1. Administration Services shall not include any duties, functions, or services to be performed for the Trusts by the Trusts’ investment adviser, custodian, or transfer agent pursuant to their agreements with the Trusts.
The Administrator acknowledges the importance of efficient and prompt transmission of information to the life insurance companies or other omnibus account holders affiliated with the Administrator (“Nationwide Life”) and other insurance companies. The Administrator agrees to use its best efforts to meet the deadline for transmission of pricing information presently set by Nationwide Life and other omnibus account holders and such other time deadlines as may be established from time to time in the future.

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SCHEDULE B
Joint Fund Administration and Transfer Agency Agreement
Transfer Agency Services
1.	In providing transfer agency services, the Transfer Agent shall:
a.	Maintain all shareholder account records including the current name and address, and number of shares and fractional shares owned by each shareholder of a Fund;

b.	Deposit and process all purchases on a daily basis;

c.	Establish new accounts including procurement of tax identification numbers;

d.	Process all redemptions including systematic withdrawals;

e.	Examine and process all legal changes in share registrations and transfers of ownership;

f.	Provide shareholder servicing support to respond to inquiries from investors and representatives selling shares of the Funds; and

g.	Issue and send confirmation statements and periodic account statements.
2.	The Transfer Agent shall act as the dividend disbursing agent and shall:
a.	Calculate the shareholders’ dividends and capital gains distributions; and

b.	Process dividend payments and capital gains distributions, including the purchase of new shares through dividend reimbursement.
3.	The Transfer Agent shall also:
a.	Address and mail semi-annual reports, annual reports and prospectuses;

b.	Prepare and mail all necessary reports to investors, state and federal authorities, including applicable Internal Revenue Service forms;

c.	Issue replacement checks and maintain a “Stop Payment” file;

d.	Solicit tax identification numbers;

e.	Provide comprehensive accounting controls and reconciliations of all cash flow and settlement; and

f.	Calculate applicable commissions on shareholder transactions.

As to the Transfer Agency Services, the Transfer Agent shall keep and maintain, or provide for the keeping and maintenance, on behalf of the Trusts all books and records which the Trusts are, or may be, required to keep and maintain pursuant to applicable statutes, rules and regulations in providing such services, except those specifically required to be retained by the Administrator as described in Schedule A. The Transfer Agent further agrees that all such books and records shall be the property of the Trusts and to make such books and records available for inspection by the Trusts or by the Securities and Exchange Commission at reasonable times or otherwise to keep confidential all books and records and other information relative to the Trusts and their respective shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or as requested by a Trust, a shareholder or a shareholder’s agent or the dealer of record with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest.

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SCHEDULE C
Joint Fund Administration and Transfer Agency Agreement
Fee Schedule
Effective May 1, 2010*
Additional Definitions
“Funds-of-Funds” means each of the NVIT Investor Destinations Funds, NMF Investor Destinations Funds, NVIT Cardinal Funds, NMF Cardinal Funds and any other similar-type funds.
“Sub-Administration Agreement” means the Sub-Administration Agreement between Nationwide Fund Management LLC and J.P. Morgan Investor Services Co. dated May 22, 2009 and effective August 24, 2009, as may be amended from time to time, and attached hereto as Exhibit A.
“Sub-Administrator/Sub-Transfer Agent” means J.P. Morgan Investor Services Co., pursuant to the Sub-Administration Agreement.
Fees
In consideration for the provision of Services hereunder, each Fund shall pay to the Administrator and Transfer Agent an annual fee equal to the sum of Item I and Item II below:

Item I:	the amount payable by the Administrator and Transfer Agent to the Sub-Administrator/Sub-Transfer Agent in respect of each Fund, pursuant to the Sub-Administration Agreement.

Item II:	an annual rate based on the combined average daily net assets of both Trusts (including Funds-of-Funds) as follows:

Combined net assets of NVIT and NMF	Fee as a Percentage of Net Assets

Up to $25 billion	0.025%
$25 billion and more	0.02%
Such fees shall be payable monthly in arrears. Each Fund will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and the Transfer Agent in providing services to such Fund. All fees and expenses shall be paid by the Funds to the Administrator on behalf of the Administrator and the Transfer Agent.

*	As approved at the March 11, 2010 meeting of the Board of Trustees.

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     IN WITNESS WHEREOF, the parties hereto have executed this Schedule C on the effective date set forth above.

NATIONWIDE VARIABLE INSURANCE TRUST

By: Name:	/s/Michael S. Spangler Michael S. Spangler
Title:	President & CEO

NATIONWIDE MUTUAL FUNDS

By: Name:	/s/Michael S. Spangler Michael S. Spangler
Title:	President & CEO

NATIONWIDE FUND MANAGEMENT LLC

By: Name:	/s/Michael S. Spangler Michael S. Spangler
Title:	President

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